Exhibit 10.4
Lewis R. Belote, III
2005 Executive Bonus Plan
For 2005, you will be eligible to receive a performance bonus based upon achievement of performance objectives. Your bonus may be up to the following amounts:
Sixty Percent (60%) of your 2005 bonus award will be based on Corporate Financial Performance (as outlined below). Forty Percent (40%) of your 2005 bonus award will be based on Individual Performance Objectives (as outlined below). Your Target Bonus for 2005 is $350,000. Your Target Bonus is your expected bonus amount assuming successful achievement of all of your performance objectives. If you significantly exceed your performance objectives, you may receive a bonus in excess of your Target Bonus, up to a maximum of 200% of your Target Bonus.

At Threshold Performance Level:	0% of Target Bonus

At Target Performance Level:	100% of Target Bonus (60% for Corporate Financial Performance; 40% for Individual Performance)

At Growth Performance Level:	200% of Target Bonus (120% for Corporate Financial Performance; 80% for Individual Performance)
Achievement in between levels will be calculated according to a bonus formula described below.
Corporate Financial Performance Element
The Corporate Financial Performance element will be determined based on a financial matrix that includes Cash Operating Income and Revenue components. For purposes of this Bonus Plan, “Cash Operating Income” means Operating Income less non-cash charges and extraordinary, non-recurring items, calculated before payment of executive bonuses. A copy of the matrix for your 2005 bonus, as approved by the Compensation Committee, is being provided to you in connection with this Bonus Plan.
Individual Performance Objectives
Your maximum potential bonus award for the Individual Performance element is 80% of your Target Bonus (for extraordinary performance). Your expected bonus for the Individual Performance Element is 40% of your Target Bonus (at acceptable satisfaction of your objectives). A copy of your individual performance objectives is being provided to you in connection with this Bonus Plan.

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